FRANKLIN TEMPLETON ETF TRUST

on behalf of

FRANKLIN LIBERTY SYSTEMATIC STYLE PREMIA ETF

AMENDED AND RESTATED

INVESTMENT MANAGEMENT AGREEMENT

THIS AMENDED AND RESTATED INVESTMENT MANAGEMENT AGREEMENT, effective as of October 1, 2021, is made between FRANKLIN TEMPLETON ETF TRUST, a Delaware statutory trust (the “Trust”), on behalf of FRANKLIN LIBERTY SYSTEMATIC STYLE PREMIA ETF (the “Fund”), a series of the Trust, and FRANKLIN ADVISERS, INC., a California corporation (the “Manager”), and amends and restates the prior Investment Management Agreement between the Trust, on behalf of the Fund, and the Manager, dated as of December 18, 2019.

WHEREAS, the Trust has been organized and intends to operate as an investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), for the purpose of investing and reinvesting its assets in securities, as set forth in its Agreement and Declaration of Trust, its By-Laws and its Registration Statement under the 1940 Act and the Securities Act of 1933, as amended, all as heretofore and hereafter amended and supplemented; and the Trust desires to avail itself of the services, information, advice, assistance and facilities of an investment manager and to have an investment manager perform various management, statistical, research, investment advisory, administrative and other services for the Fund; and

WHEREAS, the Manager is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), is engaged in the business of rendering management, investment advisory, counseling and supervisory services to investment companies and other investment counseling clients, and desires to provide these services to the Fund.

NOW THEREFORE, in consideration of the terms and conditions hereinafter set forth, it is mutually agreed as follows:

1. Employment of the Manager. The Trust hereby employs the Manager to manage the investment and reinvestment of the Fund’s assets, to administer its affairs, and to provide or procure, as applicable, the administrative and other services described in Section 2.C. of this Agreement, as may be supplemented from time to time, subject to the direction of the Board of Trustees and the officers of the Trust, for the period and on the terms hereinafter set forth. The Manager hereby accepts such employment and agrees during such period to render the services and to assume the obligations herein set forth for the compensation herein provided. The Manager shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized (whether herein or otherwise), have no authority to act for or represent the Fund or the Trust in any way or otherwise be deemed an agent of the Fund or the Trust.

2. Obligations of and Services to be Provided by the Manager. The Manager undertakes to provide the services hereinafter set forth and to assume the following obligations:

A. Investment Management Services.

(a) The Manager shall manage the Fund’s assets subject to and in accordance with the investment objectives and policies of the Fund and any directions which the Trust’s Board of

Trustees may issue from time to time. In pursuance of the foregoing, the Manager shall make all determinations with respect to the investment of the Fund’s assets and the purchase and sale of its investment securities, and shall take such steps as may be necessary to implement the same. Such determinations and services shall include determining the manner in which any voting rights, rights to consent to corporate action and any other rights pertaining to the Fund’s investment securities shall be exercised. The Manager shall render or cause to be rendered regular reports to the Trust, at regular meetings of its Board of Trustees and at such other times as may be reasonably requested by the Trust’s Board of Trustees, of (i) the decisions made with respect to the investment of the Fund’s assets and the purchase and sale of its investment securities, (ii) the reasons for such decisions and (iii) the extent to which those decisions have been implemented.

(b) The Manager, subject to and in accordance with any directions which the Trust’s Board of Trustees may issue from time to time, shall place, in the name of the Fund, orders for the execution of the Fund’s securities transactions. When placing such orders, the Manager shall seek to obtain the best net price and execution for the Fund, but this requirement shall not be deemed to obligate the Manager to place any order solely on the basis of obtaining the lowest commission rate if the other standards set forth in this section have been satisfied. The parties recognize that there are likely to be many cases in which different brokers are equally able to provide such best price and execution and that, in selecting among such brokers with respect to particular trades, it is desirable to choose those brokers who furnish research, statistical, quotations and other information to the Fund and the Manager in accordance with the standards set forth below. Moreover, to the extent that it continues to be lawful to do so, the Manager may place orders with a broker who charges a commission for that transaction which is in excess of the amount of commission that another broker would have charged for effecting that transaction, provided that the excess commission is reasonable in relation to the value of “brokerage and research services” (as defined in Section 28(e) (3) of the Securities Exchange Act of 1934) provided by that broker.

Accordingly, the Trust and the Manager agree that the Manager shall select brokers for the execution of the Fund’s transactions from among:

(i) Those brokers and dealers who provide quotations and other services to the Fund, specifically including the quotations necessary to determine the Fund’s net assets, in such amount of total brokerage as may reasonably be required in light of such services; and

(ii) Those brokers and dealers who supply research, statistical and other data to the Manager which the Manager may lawfully and appropriately use in its investment management capacity, which relate directly to securities, actual or potential, of the Fund, or which place the Manager in a better position to make decisions in connection with the management of the Fund’s assets and securities, whether or not such data may also be useful to the Manager in managing other portfolios or advising other clients, in such amount of total brokerage as may reasonably be required.

(c) The Manager shall render regular reports to the Trust, not more frequently than quarterly, of how much total brokerage business has been placed by the Manager, on behalf of the Fund, with brokers falling into each of the categories referred to above and the manner in which the allocation has been accomplished.

(d) The Manager agrees that no investment decision will be made or influenced by a desire to provide brokerage for allocation in accordance with the foregoing, and that the right to make such allocation of brokerage shall not interfere with the Manager’s paramount duty to obtain the best net price and execution for the Fund.

(e) Decisions on proxy voting shall be made by the Manager unless the Board of Trustees determines otherwise. Pursuant to its authority, the Manager shall have the power to vote, either in person or by proxy, all securities in which the Fund may be invested from time to time, and shall not be required to seek or take instructions from the Fund with respect thereto. The Manager shall not be expected or required to take any action other than the rendering of investment-related advice with respect to lawsuits involving securities presently or formerly held in the Fund, or the issuers thereof, including actions involving bankruptcy. In the case of class action suits involving issuers held in the Fund, the Manager may include information about the Fund for purposes of participating in any settlements.

B. Provision of Information Necessary for Preparation of Securities Registration Statements, Amendments and Other Materials. The Manager, its officers and employees will make available and provide accounting and statistical information required by the Fund in the preparation of registration statements, reports and other documents required by federal and state securities laws and with such information as the Fund may reasonably request for use in the preparation of such documents or of other materials necessary or helpful for the underwriting and distribution of the Fund’s shares.

C. Administrative Services. The Manager agrees, during the term of this Agreement, to provide or procure, as applicable, at its own expense (unless otherwise agreed to by the parties), the following services to the Fund to the extent that any such services are not otherwise provided by any sub-adviser or other service provider to the Fund: (a) providing office space, equipment and supplies appropriate for the effective administration of the Fund as contemplated in this Agreement; (b) providing trading desk facilities; (c) authorizing expenditures on behalf of the Fund; (d) supervising preparation of periodic reports to Fund shareholders, notices of distributions and attending to routine shareholder communications; (e) coordinating and supervising the daily pricing and valuation of the Fund’s investment portfolio; (f) providing fund accounting services, including preparing and supervising publication of daily net asset value quotations and other financial data; (g) monitoring and coordinating relationships with unaffiliated service providers; (h) supervising the Fund’s compliance with recordkeeping requirements under the federal securities, state and foreign laws and regulations and maintaining books and records for the Fund; (i) preparing and filing of domestic and foreign tax reports and monitoring the Fund’s compliance with all applicable tax laws and regulations; (j) establishing, maintaining and monitoring the Fund’s compliance program with respect to the federal securities, state and foreign laws and regulations applicable to the operation of investment companies; the Fund’s investment goals, policies and restrictions; and the Code of Ethics and other policies applicable to the Fund; (k) preparing regulatory reports; (l) preparing and arranging for the filing of registration statements and other documents with the U.S. Securities and Exchange Commission and other federal, state and foreign or other regulatory authorities; (m) maintaining a review and certification program and internal controls and procedures in accordance with the Sarbanes Oxley Act of 2002 as applicable; and (n) providing executive, clerical and other personnel needed to carry out the above responsibilities.

 Nothing in this Agreement shall obligate the Trust or the Fund to pay any compensation to the officers of the Trust who are officers, directors, stockholders or employees of the Manager or its affiliates.

D. Other Obligations and Services. The Manager shall make its officers and employees available to the Board of Trustees and officers of the Trust for consultation and discussions regarding the administration and management of the Fund and its investment activities.

E. Delegation of Services. The Manager may, at its expense, select and contract with one or more investment advisers registered under the Advisers Act (each, a “Sub-Adviser”) to perform, and thereby delegates to any such Sub-Adviser, some of the services for the Fund for which it is responsible under Section 2.A. of this Agreement or as the Manager may otherwise determine to be necessary or appropriate to seek to implement the Fund’s investment goals and strategies, subject to the approval of the Board of Trustees, including a majority of the Trustees who are not “interested persons” of the Trust, and the approval of the Fund’s shareholders, if required. The Manager will compensate any Sub-Adviser for its services to the Fund. The Manager will evaluate and select the Sub-Advisers and will make recommendations to the Board of Trustees about the hiring, termination and replacement of a Sub-Adviser and will oversee, monitor and review the Sub-Advisers and their performance and their compliance with the Fund’s investment policies and restrictions. The Manager may also terminate the services of any Sub-Adviser at any time in its sole discretion, and shall at such time assume the responsibilities of such Sub-Adviser unless and until a successor Sub-Adviser is selected and the requisite approval of the Fund’s shareholders, if any is required, is obtained. Notwithstanding any delegation pursuant to this paragraph, the Manager will continue to have overall responsibility for the management and investment of the assets and responsibility for all advisory services furnished by any Sub-Adviser and will supervise each Sub-Adviser in its performance of its duties for the Fund. The Manager will also retain sole responsibility for all services described in Section 2.A. of this Agreement and not expressly delegated to one or more Sub-Advisers.

The Manager may, at its expense, also delegate to one or more entities some or all of the services for the Fund for which the Manager is responsible under Section 2.C. of this Agreement. The Manager will be responsible for the compensation, if any, of any such entities for such services to the Fund, unless otherwise agreed to by the parties. Notwithstanding any delegation pursuant to this paragraph, the Manager will continue to have overall responsibility and liability for all such services provided to the Fund under this Agreement and will supervise each such entity in its performance of its duties for the Fund. The Manager will also retain sole responsibility for all services described in Section 2.C. of this Agreement and not expressly delegated to one or more such entities.

3. Expenses of the Fund. During the term of this Agreement, the Manager shall reimburse the Fund for all acquired fund fees and expenses and reimburse all expenses related to the Fund’s investment in a Cayman Islands-based company that is wholly-owned by the Fund (the “Subsidiary”) and pay all of the ordinary operating expenses of the Fund, except for (i) the Fund’s management fee set forth in Section 4 of this Agreement, (ii) payments under the Fund’s Rule 12b-1 plan (if any), (iii) brokerage expenses (including any costs incidental to transactions in portfolio securities or instruments), (iv) taxes, (v) interest (including borrowing costs and dividend expenses on securities sold short and overdraft charges), (vi) litigation expenses (including litigation to which the Trust or the Fund may be a party and indemnification of the Trustees and officers with respect thereto), and (vii) other non-routine or extraordinary expenses.

4. Compensation of the Manager. The Fund shall pay a management fee in cash to the Manager based upon a percentage of the value of the Fund’s average daily net assets, calculated as set forth below, as compensation for the services rendered and obligations assumed by the Manager, during the preceding month, on the first business day of the month in each year.

A. For purposes of calculating such fee, the value of the net assets of the Fund shall be determined in the same manner that the Fund uses to compute the value of its net assets in connection with the determination of the net asset value of its shares, all as set forth more fully in the Fund’s current prospectus and statement of additional information. The rate of the management fee payable by the Fund shall be calculated daily at the annual rate of 0.65% of the value of the Fund’s average daily net assets.

B. The Manager may waive all or a portion of its fees provided for hereunder and such waiver shall be treated as a reduction in purchase price of its services. The Manager shall be contractually bound hereunder by the terms of any publicly announced waiver of its fee, or any limitation of the Fund’s expenses, as if such waiver or limitation were fully set forth herein.

C. If this Agreement is terminated prior to the end of any month, the accrued management fee shall be paid to the date of termination.

5. Activities of the Manager. The services of the Manager to the Fund hereunder are not to be deemed exclusive, and the Manager and any of its affiliates shall be free to render similar services to others. Subject to and in accordance with the Agreement and Declaration of Trust and By-Laws of the Trust and Section 10(a) of the 1940 Act, it is understood that trustees, officers, agents and shareholders of the Trust are or may be interested in the Manager or its affiliates as directors, officers, agents or stockholders; that directors, officers, agents or stockholders of the Manager or its affiliates are or may be interested in the Trust as trustees, officers, agents, shareholders or otherwise; that the Manager or its affiliates may be interested in the Fund as shareholders or otherwise; and that the effect of any such interests shall be governed by said Agreement and Declaration of Trust, By-Laws and the 1940 Act.

6. Performance of Services in Accordance with Regulatory Requirements; Furnishing of Books and Records. In performing the services set forth in this Agreement, the Manager:

A. shall conform with the 1940 Act and all rules and regulations thereunder, with all other applicable federal, state and foreign laws and regulations, with any applicable procedures adopted by the Trust’s Board of Trustees, and with the provisions of the Trust’s Registration Statement filed on Form N-1A as supplemented or amended from time to time;

B. will make available to the Trust, promptly upon request, any of the Fund’s books and records as are maintained under this Agreement, and will furnish to regulatory authorities having the requisite authority any such books and records and any information or reports in connection with the Manager’s services under this Agreement that may be requested in order to ascertain whether the operations of the Trust are being conducted in a manner consistent with applicable laws and regulations.

7. Liabilities of the Manager.

A. In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of obligations or duties hereunder on the part of the Manager, the Manager shall not be subject to liability to the Trust or the Fund or to any shareholder of the Fund for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security by the Fund.

B. The Manager shall indemnify and hold harmless the Trust, the Fund and its officers and Trustees against any and all losses, claims, damages and liabilities (including reasonable legal and other expenses and amounts paid in settlement) incurred in any action, suit, proceeding or investigation (whether instituted or threatened) by reason of or arising out of the willful misfeasance, bad faith, gross negligence, or reckless disregard by the Manager of its obligations or duties hereunder.

C. No provision of this Agreement shall be construed to protect any trustee or officer of the Trust, or director or officer of the Manager, from liability in violation of Sections 17(h) and (i) of the 1940 Act.

8. Renewal and Termination.

A. This Agreement shall become effective on the date written above and shall continue in effect for one (1) year thereafter, unless sooner terminated as hereinafter provided and shall continue in effect thereafter for periods not exceeding one (1) year so long as such continuation is approved at least annually (i) by a vote of a majority of the outstanding voting securities of the Fund or by a vote of the Board of Trustees of the Trust, and (ii) by a vote of a majority of the Trustees of the Trust who are not parties to the Agreement (other than as Trustees of the Trust) or “interested persons” of any such party, cast at a meeting called for the purpose of voting on the Agreement.

B. This Agreement:

(i) may at any time be terminated without the payment of any penalty either by vote of the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Fund on 60 days’ written notice to the Manager;

(ii) shall immediately terminate with respect to the Fund in the event of its assignment; and

(iii) may be terminated by the Manager on 60 days’ written notice to the Fund.

C. As used in this Paragraph the terms “assignment,” “interested person” and “vote of a majority of the outstanding voting securities” shall have the meanings set forth for any such terms in the 1940 Act.

D. Any notice under this Agreement shall be given in writing addressed and delivered, or mailed post-paid, to the other party at any office of such party.

9. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

10. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

11. Limitation of Liability. Each party acknowledges and agrees that all obligations of the Trust under this Agreement are binding only with respect to the assets of the Fund; that any liability of the Trust under this Agreement with respect to the Trust, or in connection with the matters contemplated herein with respect to the Fund, shall be discharged only out of the assets of the Fund; that no other series of the Trust shall be liable with respect to this Agreement or in connection with the matters contemplated herein; and the Manager shall not seek satisfaction of any such obligation or liability from the shareholders of the Trust, the trustees, officers, employees or agents of the Trust, or from any other series of the Trust.

12. Effect of Revisions to Requirements of 1940 Act. Where the effect of a requirement of the 1940 Act reflected in any provision of the Agreement is revised by rule, interpretation or order of the U.S. Securities and Exchange Commission, such provision shall be deemed to incorporate the effect of such rule, interpretation or order.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on October 1, 2021.

FRANKLIN TEMPLETON ETF TRUST on behalf of

FRANKLIN LIBERTY SYSTEMATIC STYLE PREMIA ETF

By: /s/ Navid J. Tofigh

Name: Navid J. Tofigh

Title: Vice President and Secretary

FRANKLIN ADVISERS, INC.

By: /s/ Patrick O’Connor

Name: Patrick O’Connor

Title: Senior Vice President